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Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-4 of Antero Resources Finance Corporation and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and related prospectus of information contained in our report setting forth the estimates of Antero Resources Finance Corporation's oil and gas reserves and related revenues as of December 31, 2009, 2008 and 2007

        We further consent to the reference to this firm under the heading "EXPERTS" in the Registration Statement and related prospectus.

Ryder Scott Company, LP

Denver, Colorado
April 30, 2010

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CONSENT OF INDEPENDENT PETROLEUM ENGINEERS